EXHIBIT 21

BRP Group, Inc. List of Subsidiaries as of March 1, 2022

Company Name	State of Incorporation
Baldwin Risk Partners, LLC	Delaware
Baldwin Krystyn Sherman Partners, LLC	Florida
BRP Colleague Inc.	Florida
BRP Insurance Intermediary Holdings, LLC	Florida
BRP Main Street Insurance Holdings, LLC	Florida
BRP Medicare Insurance Holdings, LLC	Florida
BRP Medicare Insurance, LLC	Florida
BRP Medicare Insurance II, LLC	Florida
BRP Medicare Insurance III, LLC	Florida
Connected Risk Solutions, LLC	Florida
Guided Insurance Solutions, LLC	Florida
BRP Financial Services Holdings, LLC	Florida
BKS Financial Investments, LLC	Florida
BRP Securities, LLC	Florida
League City Office Building, LLC	Florida
Millennial Specialty Insurance, LLC	Florida
BRP Pendulum, LLC	Florida
BKS Venture Investments, LLC	Florida
Armfield, Harrison & Thomas, LLC	Florida
BRP Middle Market Insurance Holdings, LLC	Florida
Insgroup, LLC	Florida
Insgroup Dallas, LLC	Florida
360 Rx Solutions LLC	Florida
Burnham Benefits Insurance Services, LLC	Florida
Burnham Gibson Wealth Advisors, LLC	Florida
Burnham Risk and Insurance Solutions, LLC	Florida
BRP Effective Coverage, LLC	Florida
Connected Captive Solutions, LLC	Florida
The Capital Group Investment Advisory Services, LLC	Florida
BRP Colleague II Inc.	Florida
Atteneur Risk, LLC	Florida
Preferred Property Program, LLC	Illinois
Preferred Property Risk Purchased Group, LLC	Florida
Construction Risk Partners, LLC	New Jersey
AHT GovConRisk, LLC	Virginia
BKS Partners Galati Marine Solutions, LLC	Florida
BKS MS, LLC	Florida
BKS Smith, LLC	Florida
Laureate Insurance Partners, LLC	Florida